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                                             Contact:          Kevin Ramundo
                                                               Westinghouse
                                                               212-975-3835

                                                               Farid Suleman
                                                               Infinity
                                                               212-975-4545

                                                               Jack Bergen
                                                               Westinghouse
                                                               212-975-3838

                       WESTINGHOUSE AND INFINITY TO MERGE

         -        $3.9 billion stock deal

         - Combines major broadcasting companies in rapidly consolidating radio industry.

         - Mr. Mel Karmazin, Infinity's CEO, will become Chairman and CEO of radio group and a major shareholder.

         New York City -- (June 20, 1996) Westinghouse (NYSE:WX) and Infinity (NYSE:INF) announced today a definitive merger agreement involving approximately $3.9 billion in Westinghouse common stock, creating the country's preeminent radio broadcaster.

         Infinity shareholders will receive Westinghouse common shares in exchange for their shares at a rate of 1.71 Westinghouse shares for every share of Infinity stock. This transaction involves the issuance of approximately 205 million Westinghouse shares for Infinity's approximately 120 million shares, on a fully diluted basis. Closing is expected by the end of 1996 following FCC approval, the expiration of the Hart-Scott-Rodino waiting period and shareholder approval of both Westinghouse and Infinity.

         Michael H. Jordan, Chairman and Chief Executive Officer of Westinghouse, said: "This is the right deal, with the right partner, in the right industry. We're building on strength, combining two blue chip radio franchises. I'm delighted that Mel Karmazin has agreed to lead our combined radio groups and will become a major shareholder of Westinghouse, holding approximately two percent of Westinghouse shares. Under his leadership, Infinity has become the premier radio company. Mel brings the entrepreneurial spirit and drive that will assist us in making Westinghouse/CBS the leading broadcast company in the U.S."

         The combined radio group includes 83 radio stations in 16 markets with 69 of these stations in the top 10 markets. Revenues of the group are approximately $1.0 billion.




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         With a strong presence in all top U.S. markets, the new combined radio company will be well positioned to take advantage of the opportunities in this fast growing business. Ownership of radio clusters in large markets provides clear efficiencies and broadened access to the served communities. Improved news gathering and increased focus on public service will result from these efficiencies to better serve the public interest. Westinghouse will continue to build on synergies with its CBS TV stations in co-located markets.

         Mr. Karmazin said, "This is an unique opportunity for Infinity's shareholders and employees. Teaming with Mike Jordan and the outstanding CBS radio group will open new opportunities for us all, and solidly position our company in the broader media and broadcasting industry. I view the strategies and leadership at Westinghouse as a new and dynamic force in the broadcasting world and am looking forward to a long and rewarding relationship."

         Mr. Karmazin and the other principal shareholders, holding approximately 51% of the Infinity voting shares, have agreed to vote for this transaction. Mr. Jordan has recommended to the Westinghouse Board that Mr. Karmazin become a member of the board after the closing of the merger. Mr. Karmazin will continue as President and CEO of Westwood One, Inc.
(NASDAQ:WONE).